SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM 8-A
                                (AMENDMENT NO. 2)

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(B) OR (G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         MERISTAR HOTELS & RESORTS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                  52-2101815
  --------------------------------------      --------------------------------
 (State of Incorporation or Organization)           (I.R.S. Employer
                                                   Identification No.)

1010 WISCONSIN AVENUE, N.W., WASHINGTON, D.C.      20007
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(Address of Principal Executive Offices)           (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant toSection 12(b) of the            pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            Pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. |X|                                   box.

Securities Act registration statement file number to which this form relates: -------------------------
                           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class               Name of Each Exchange on Which
         TO BE SO REGISTERED               EACH CLASS IS TO BE REGISTERED
         -------------------               ------------------------------

     PREFERRED STOCK PURCHASE RIGHTS        THE NEW YORK STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act:

              NONE
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                                (Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On May 1, 2002, the Board of Directors of MeriStar Hotels & Resorts, Inc. (the "Company") approved an amendment, dated as of May 1, 2002 (the "Rights Agreement Amendment"), to the Preferred Share Purchase Rights Agreement between the Company and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), dated as of July 23, 1998 (the "Rights Agreement"). The Amendment made the provisions of the Rights Agreement inapplicable to the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 1, 2002, by and between the Company and Interstate Hotels Corporation, a Maryland corporation. In addition, with respect to the common stock of the surviving corporation in the merger, (i) the beneficial ownership of certain affiliates of Lehman Brothers Inc. not acting in concert with CGLH Partners I LP and CGLH Partners II LP (the "Lehman Affiliates") will not be aggregated for the purpose of calculating whether such affiliates are deemed an "acquiring person" and (ii) the Lehman Affiliates may transfer, dispose or acquire an amount of common stock so long as the amount beneficially owned by the Lehman Affiliates does not in the aggregate exceed the amount beneficially owned at the time of the merger.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement are available free of charge from the Company.

ITEM 2.  EXHIBITS

       NUMBER       DESCRIPTION

        3.1(a) Amended and Restated Certificate of Incorporation of MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Form S-1/A filed with the Securities and Exchange Commission on July 23, 1998 (Registration No. 333-49881)).

        3.1(b) Certificate of Amendment of the Restated Certificate of Incorporation dated June 30, 2001(incorporated by reference to Exhibit 3.1.1 to the Company's Form 10-K/A filed with the Securities and Exchange Commission on March 8, 2002).

        4.1(a) Preferred Share Purchase Rights Agreement, dated July 23, 1998, between MeriStar Hotels & Resorts, Inc. and the Rights Agent (incorporated by reference to Exhibit 4.4 to the Company's Form S-1/A filed with the Securities and Exchange Commission on July 23, 1998(Registration No. 333-49881)).

        4.1(b) Amendment to Rights Agreement, dated December 8, 2000, between MeriStar Hotels & Resorts, Inc. and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on December 12, 2000).

        4.1(c) Rights Agreement Amendment, dated as of May 1, 2002, between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K, filed with the Securities and Exchange Commission on May 2, 2002).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                          MERISTAR HOTELS & RESORTS, INC.



                                          By:  /s/ Christopher L. Bennett
                                              --------------------------------
                                              Name:  Christopher L. Bennett
                                              Title: Senior Vice President and
                                                     General Counsel


Date:  May 2, 2002